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                                                                    EXHIBIT 77H

For Columbia Absolute Return Currency and Income Fund:

During the six-month period ended April 30, 2012, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia LifeGoal portfolios, Columbia Income Builder Fund, Columbia Retirement Plus funds, Variable Portfolios and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Emerging Markets Bond Fund:

During the six-month period ended April 30, 2012, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia LifeGoal portfolios, Columbia Portfolio Builder funds, Columbia Income Builder Fund, Columbia Retirement Plus funds, Variable Portfolios and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Global Extended Alpha Fund:

During the six-month period ended April 30, 2012 Columbia Management Investment Advisers, LLC through its initial capital investment, was owner of record of more than 25% of the outstanding shares of the Fund.

For Columbia European Equity Fund:

During the six-month period ended April 30, 2012, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia LifeGoal portfolios, Columbia Portfolio Builder funds, Columbia Masters International Equity Portfolio and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.